Exhibit 10.24

December 15, 2022

Peter Clare

Dear Peter:
Pursuant to this Letter Agreement (this “Agreement”), The Carlyle Group Employee Co., L.L.C. (“Employer” and, together with its affiliates, “Carlyle”) is pleased to offer you the following arrangements in connection with your continuing provision of services to the Carlyle Private Equity Team.

One-Time Bonus
In exchange for your agreement to the terms herein, you will receive a one-time bonus of USD $4,500,000, less applicable withholdings and taxes (the “One-Time Bonus”), which will be paid on Carlyle’s next available regularly scheduled payroll date following your execution and delivery of this Agreement to Carlyle (and in any event prior to December 31, 2022, subject to your timely execution and delivery of this Agreement). The One-Time Bonus will be funded by carried interest distributions from the Carlyle Partners VI investment fund, and your eligibility to receive the One-Time Bonus is therefore subject to your execution of the Guarantee and Restrictive Covenant Agreement, attached hereto as Attachment A and your continuing compliance with the terms and conditions contained therein.

For the avoidance of doubt, the One-Time Bonus is in addition to any 2022 year-end discretionary bonus you may be eligible to receive. To be eligible to receive the One-Time Bonus, you must be actively employed with Carlyle at the time the One-Time Bonus is paid. You will be required to repay the gross amount of the One-Time Bonus if, on or at any time prior to the date that is eighteen (18) months following the payment date of the One-Time Bonus, you terminate your employment with Carlyle or Carlyle terminates your employment for “Cause” (as defined below).

For purposes of this Agreement, “Cause” means that you have: (A) engaged in gross negligence or willful misconduct in the performance of the duties required of you; (B) willfully engaged in conduct that you know or, based on facts known to you, should know, is materially injurious to Carlyle; (C) been convicted of, or entered a plea bargain or settlement admitting guilt for, (x) fraud, embezzlement or any other felony or (y) any misdemeanor involving moral turpitude, in each case under the laws of the United States or of any state or municipality or the District of Columbia or any other country or any jurisdiction of any other country (but specifically excluding for purposes of both clause (x) and (y), minor traffic infractions); or (D) been the subject of any judicial or administrative order obtained or issued by the U.S. Securities and Exchange Commission or similar agency or tribunal of any country, for any securities violation involving insider trading, fraud, misappropriation, dishonesty or willful misconduct (including, for example, any such order consented to by you in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied).

Offset
To the fullest extent permitted by law, Carlyle shall have the right to set-off or otherwise withhold any and all proceeds, distributions and payments (other than wages due to you solely by virtue of your status as an employee), including without limitation, bonus payments, equity-based awards and any amounts representing your direct and indirect share of distributions or incentive fees otherwise payable from any Carlyle-related fund or entity (including Carlyle’s investment or coinvestment funds), in order to recover any amounts due to Carlyle from you, including the One-Time Bonus Amount and/or damages as a result of breach of any contractual obligation that you have to Carlyle.
General Terms
This Agreement does not amend the terms of any offer letter that you may have with Carlyle in any respect except as is specifically described herein and does not amend the terms of any other agreements with Carlyle to which you are a party. You will remain an at-will employee of Carlyle and will continue to be bound by the terms and conditions of your employment agreement or offer letter, as applicable, and such other agreements with Carlyle to which you are a party. Further, nothing herein shall modify, amend or supersede any other post-employment obligations that you may have to Carlyle or any affiliated entity, including, but not limited to, those with respect to confidentiality and non-solicitation. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signature pages in “.pdf” form or other electronic signatures (including via DocuSign) shall be deemed original signatures of this Agreement. This Agreement is confidential to the fullest extent of the law and you agree that you will not disclose the confidential terms of this Agreement to any person or entity other than your personal legal or tax advisors who agree to keep the relevant portions of this Agreement confidential. This Agreement shall be governed by, and construed in accordance with, the laws of the District of Columbia, without regard to its conflict of laws provisions. Any proceeding regarding this agreement or your employment shall be brought exclusively in the state or federal courts in and for Washington, D.C.
Please indicate your agreement to and acceptance of this Agreement by signing where indicated below and returning this Agreement to Jeannine Santarelli at your earliest convenience and by no later than December 16, 2022. Provided that Carlyle receives your executed Agreement by no later than December 16, 2022, this Agreement shall be effective as of the date indicated next to your signature below.
[Signature Page Follows]

Sincerely,

The Carlyle Group Employee Co., L.L.C.,
on behalf of itself and Carlyle

By:	/s/ Bruce Larson
Name:	Bruce Larson
Title:	Chief Human Resources Officer

Agreed to and accepted:
	/s/ Peter Clare	Date: December 15, 2022
Peter Clare